UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 13, 2012

Fastenal Company
(Exact name of registrant as specified in its charter)

Minnesota	0-16125	41-0948415
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2001 Theurer Boulevard, Winona, Minnesota	55987-1500
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:   (507) 454-5374

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 13, 2012, Fastenal Company (the “Company”) entered into a new credit agreement (the “Credit Agreement”) with Wells Fargo Bank, National Association (“Wells Fargo”) and any other person becoming a Lender under the Credit Agreement pursuant to an assignment and assumption, whereby Wells Fargo is serving as Administrative Agent, sole initial Lender, Swingline Lender and Issuing Lender under the Credit Agreement. The Credit Agreement provides the Company with a committed $125,000,000 unsecured revolving credit facility (“Facility”). The Facility includes a committed letter of credit subfacility of $40,000,000 and an uncommitted swing line loan subfacility of $10,000,000. The commitments under the Facility will expire on December 13, 2015 and any loans outstanding on such date will mature and be payable on such date. The Company’s obligations under the Facility are guaranteed by its material domestic subsidiaries.

A loan under the Facility, other than a swing line loan, shall bear interest at a rate per annum equal to, at the election of the Company, either (i) LIBOR for an interest period of one month, reset daily, plus 0.875%, or (ii) LIBOR for an interest period of one, two, three, six or twelve months as selected by the Company, reset at the end of the selected interest period, plus 0.875%. Any swing line loan made under the Facility shall bear interest at a rate per annum equal to LIBOR for an interest period of one month, reset daily, plus 0.875%.
In addition, the Company will pay a commitment fee on the average unused portion of the Facility at a rate per annum equal to 0.10%, if the average quarterly utilization of the Facility is 20% or more, or 0.125%, if the average quarterly utilization of the Facility is less than 20%. Swing line loans shall not be considered usage for purposes of determining either the rate of the commitment fee or the average unused portion of the Facility on which the commitment fee is payable.
A commission fee will be assessed on the amount available to be drawn under each letter of credit issued under the Facility equal to 0.875% per annum. In addition to such commission fee, the Company will be required, subject to certain exceptions, to pay an issuance fee with respect to each letter of credit issued under the Facility equal to 0.075% of the face amount of such letter of credit.
The Credit Agreement requires the Company to maintain its consolidated total leverage ratio as of the end of each fiscal quarter at no more than 1.00 to 1.00 and EBITDA during any consecutive four quarter period at no less than $125,000,000. The Credit Agreement also contains other customary affirmative and negative covenants, including covenants that restrict the right of the Company and its subsidiaries to merge, to lease, sell or otherwise dispose of assets, to make investments and to grant liens on their assets.
The Credit Agreement contains customary events of default, the occurrence of which would permit the lenders to terminate their commitments and accelerate loans (and require cash collateralization of letters of credit) under the Facility, including failure to make payments under the Facility, failure to comply with covenants in the Credit Agreement and other loan documents, cross default to other material indebtedness of the Company or any of its material subsidiaries, failure of the Company or any of its material subsidiaries to pay or discharge material judgments, bankruptcy of the Company or any of its material subsidiaries, and change of control of the Company.
Wells Fargo serves and may continue to serve as the Company’s transfer agent and has performed and may continue to perform commercial banking and financial services for the Company and its subsidiaries for which they have received and will continue to receive customary fees.
The foregoing description of the Facility is qualified in its entirety by reference to the full text of the Credit Agreement, which is filed as Exhibit 10.1 hereto.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant
The discussion under Item 1.01 is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d)    Exhibits.

10.1
Credit Agreement dated as of December 13, 2012 among Fastenal Company, the Lenders from time to time party thereto, and Wells Fargo Bank, National Association, as Administrative Agent, Swingline Lender and Issuing Lender.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Fastenal Company
(Registrant)

December 19, 2012	/s/ DANIEL L. FLORNESS
Daniel L. Florness Chief Financial Officer

Exhibit Index

10.1    Credit Agreement dated as of December 13, 2012 among Fastenal Company, the Lenders from time to time party thereto, and Wells Fargo Bank, National Association, as Administrative Agent, Swingline Lender and Issuing Lender.